EXHIBIT (a)(8)

TRUSTEE AUTHORIZATION TO REDESIGNATE CERTAIN

SERIES OF THE TIAA-CREF LIFE FUNDS

In accordance with Section 4.9.2 of the Declaration of Trust of the TIAA-CREF Life Funds (the “Trust”), dated August 13, 1998, as amended, and the approval of the Trust’s Board of Trustees at its December 3rd, 2019 meeting, the undersigned Trustees of the Trust hereby approve the redesignation of a previously-authorized series of the Trust as follows, effective May 1, 2020:

Existing Name	Proposed Name
TIAA-CREF Life Bond Fund	TIAA-CREF Life Core Bond Fund

IN WITNESS WHEREOF, the Trustees of the Trust have executed this instrument the 3rd day of December, 2019

/s/ Forrest Berkley	/s/ Thomas J. Kenny
Forrest Berkley	Thomas J. Kenny

/s/ Janice C. Eberly	/s/Joseph A. Boateng
Janice C. Eberly	Joseph A. Boateng

/s/ Nancy A. Eckl	/s/James M. Poterba
Nancy A. Eckl	James M. Poterba

/s/ Michael A. Forrester	/s/ Maceo K. Sloan
Michael A. Forrester	Maceo K. Sloan

/s/ Howell E. Jackson	/s/ Laura T. Starks
Howell E. Jackson	Laura T. Starks